UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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IVAX Diagnostics, Inc.

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IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

July 2, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of IVAX Diagnostics, Inc., which will be held on August 1, 2007 at 10:00 a.m., local time, at Museum Tower, 150 West Flagler Street, 22nd Floor, Miami, Florida 33130.

At the Annual Meeting, holders of our Common Stock will elect three directors to our Board of Directors and consider any other business that may be properly brought before the Annual Meeting.

The Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, more fully describe the actions to be considered by stockholders at the Annual Meeting.

Our Board of Directors recommends that you vote your shares “FOR” the election of each of the three nominees to the Board of Directors named in the following pages. Teva Pharmaceutical Industries Limited, indirectly through its wholly-owned subsidiary, IVAX Corporation, holds approximately 72% of our issued and outstanding Common Stock and has advised us that it intends to vote all shares of Common Stock owned by it “FOR” the election of the three nominees to the Board of Directors named in the Proxy Statement. Accordingly, the election of each of these nominees is assured.

Whether or not you plan to attend the Annual Meeting and regardless of the size of your holdings, you are encouraged to promptly sign, date and mail the enclosed proxy in the pre-stamped envelope provided. Your participation is valued. The prompt return of your proxy will save additional solicitation expense and will not affect your right to vote in person in the event that you attend the Annual Meeting. Please vote today.

On behalf of our Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Giorgio D’Urso, Chief Executive Officer and President

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on August 1, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of IVAX Diagnostics, Inc. (the “Company”) will be held at Museum Tower, 150 West Flagler Street, 22nd Floor, Miami, Florida 33130 on August 1, 2007 commencing at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors to the Company’s Board of Directors, each of whom will serve for a three-year term; and

2.	To consider such other business as may properly be brought before the Annual Meeting or any postponement or adjournment thereof.

The foregoing matters are more fully described in the Proxy Statement which forms a part of this Notice of Annual Meeting.

Only stockholders of record at the close of business on June 27, 2007 are entitled to notice of and to vote at the Annual Meeting.

Sincerely yours,

Mark Deutsch, Secretary

Miami, Florida

July 2, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES; THEREFORE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of IVAX Diagnostics, Inc. (the “Company”) of proxies for use at the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at Museum Tower, 150 West Flagler Street, 22nd Floor, Miami, Florida 33130 on August 1, 2007 at 10:00 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being mailed to stockholders on or about July 6, 2007.

General Information

Each proxy solicited, if properly completed and received by the Company prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. To vote by proxy, you must complete, sign and date the enclosed proxy card and return it in the prepaid envelope. Proxies received with no instructions will be voted “FOR” the election of each nominee to the Board of Directors. Although the Board of Directors is unaware of any other matter to be presented at the Annual Meeting upon which stockholders are entitled to vote, if any other matters are properly brought before the Annual Meeting, then the persons named in the proxy will vote as proxies in accordance with their own best judgment on those matters.

Any stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by (i) notifying the Secretary of the Company in writing at the address set forth above, (ii) submitting a proxy bearing a later date or (iii) attending the Annual Meeting and voting in person.

The Company will bear the expense of soliciting proxies and may reimburse brokers, banks and nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such brokers, banks and nominees. The Company does not intend to solicit proxies other than by the use of the mail.

Record Date; Stockholders Entitled to Vote

Only holders of record of the Company’s Common Stock at the close of business on June 27, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. If you hold your shares beneficially through a brokerage account or through a bank or other nominee, then you are considered the beneficial owner of the shares but not the record holder of the shares, and your shares are held in “street name.” If you hold your shares in “street name,” then to vote your shares, you must follow the voting instructions that you receive from your broker, bank or other nominee. If you hold your shares in “street name,” then you will not be entitled to vote in person at the Annual Meeting (although you will be permitted to attend) unless you have obtained a signed proxy from your broker, bank or other nominee giving you the right to vote the shares.

On the Record Date, there were 27,649,887 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters to be considered at the Annual Meeting. Teva Pharmaceutical Industries Limited (“Teva”), which indirectly through its wholly-owned subsidiary, IVAX Corporation (“IVAX”), holds approximately 72% of the issued and outstanding Common Stock, has advised the Company that it will vote all of its shares in favor of the election of each of the three nominees to the Board of Directors named in this Proxy Statement. Accordingly, the election of each of these nominees is assured.

Quorum; Adjournment

The presence, in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock is necessary to transact business at the Annual Meeting. Both abstentions and “broker non-votes,” as described below, are counted as present for purposes of establishing a quorum. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is established.

Vote Required for Approval

To elect the three nominees to the Board of Directors, the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is required. There is no right to cumulative voting in the election of directors.

Voting of Proxies by Brokers

“Broker non-votes” occur when a broker, bank or other nominee who holds shares in “street name” for a beneficial owner does not have discretionary authority to vote on a matter and has not received instructions on how to vote from the beneficial owner of the shares. “Broker non-votes” and abstentions will have no effect on the election of directors.

Change in Control

On July 25, 2005, IVAX, the Company’s approximately 72% stockholder, entered into a definitive agreement and plan of merger with Teva, providing for IVAX to be merged into a wholly-owned subsidiary of Teva. On January 26, 2006, the merger was consummated and IVAX became a wholly-owned subsidiary of Teva for an aggregate purchase price of approximately $3.8 billion in cash and 123 million Teva ADRs. The transaction was reported to be valued, for accounting purposes, at $7.9 billion, based on the fair value of the Teva ADRs during the five trading day period commencing two trading days before the date of the definitive agreement and plan of merger. As a result of the merger, Teva now, indirectly through its wholly-owned IVAX subsidiary, owns approximately 72% of the issued and outstanding Common Stock, which provides it with the voting power to control the election of the Company’s directors and any other matter requiring the affirmative vote or consent of the Company’s stockholders.

Corporate Governance

Board of Directors.    The Board of Directors met seven times during the 2006 fiscal year. Except John B. Harley, M.D., who was unable to attend two meetings of the Board of Directors and one meeting of the Compensation Committee, each of the members of the Board of Directors attended at least 75% of the meetings of the Board of Directors and committees on which he served. Four members of the Board of Directors attended the Company’s 2006 annual meeting of stockholders, although the Company has no formal policy requiring them to do so. On April 19, 2006, Itzhak Krinsky, Ph.D., Mark W. Durand and Richard S. Egosi were appointed to the Board of Directors, in each case, to serve until the Company’s 2006 annual meeting of stockholders, to fill the vacancies created when Phillip Frost, M.D., Neil Flanzraich and Jane Hsiao, Ph.D., resigned from the Board of Directors. Dr. Krinsky succeeded Dr. Frost as the Chairman of the Board of Directors. At the Company’s 2006 annual meeting of stockholders, Dr. Krinsky and Messrs. Durand and Egosi were elected to the Board of Directors.

Under the applicable rules of the American Stock Exchange, the Company is considered a “controlled company” because Teva, indirectly through its wholly-owned IVAX subsidiary, owns approximately 72% of the issued and outstanding Common Stock. As a “controlled company,” the Company is not subject to certain corporate governance requirements of the American Stock Exchange, including the requirements to (i) maintain a majority of “independent” directors on the Board of Directors, (ii) have a nominating committee or (iii) have a compensation committee comprised solely of “independent” directors.

The Board of Directors has determined that four of the members of the Board of Directors—Fernando L. Fernandez, Glenn L. Halpryn, John B. Harley, M.D., and Jose J. Valdes-Fauli—are “independent” as such term is defined in the applicable rules of the American Stock Exchange relating to the independence of directors. In determining that Dr. Harley is independent, the Board of Directors considered the oral consulting agreement between Dr. Harley and ImmunoVision, Inc. (“ImmunoVision”), the Company’s subsidiary located in Arkansas, pursuant to which Dr. Harley is paid $2,000 per month to provide ImmunoVision with technical guidance and business assistance on an as-needed basis. The Board of Directors also considered the license agreement between the Company and JK Autoimmunity, Inc. (“JK Autoimmunity”), a corporation of which Dr. Harley is the controlling shareholder, pursuant to which JK Autoimmunity has granted an exclusive worldwide license to the Company for certain patents, rights and technology relating to monoclonal antibodies against autoimmune RNA proteins developed by Dr. Harley in exchange for specified royalty payments, including an annual minimum royalty of $10,000 for each licensed product utilized by the Company.

The Board of Directors has established an Audit Committee and a Compensation Committee.

Audit Committee.    During the 2006 fiscal year, the Audit Committee consisted of Jose J. Valdes-Fauli, Chairman, Fernando L. Fernandez and Glenn L. Halpryn. The Audit Committee met seven times during the 2006 fiscal year. The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and the stockholders and to report the results of its activities to the Board of Directors. The Audit Committee engages the independent auditors, approves all audit services and permitted non-audit services to be provided by the independent auditor, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors’ report and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Board of Directors has determined that all of the members of the Audit Committee are “independent” as such term is defined in the applicable regulations of the Securities and Exchange Commission and rules of the American Stock Exchange relating to directors serving on audit committees. The Board of Directors determined that each of Messrs. Fernandez and Valdes-Fauli has the attributes, education and experience of an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter adopted and approved by the Board of Directors. The Audit Committee charter is posted in the “Investor Relations” section of the Company’s Internet web site at www.ivaxdiagnostics.com.

Compensation Committee.    From January 1, 2006 until April 19, 2006, the Compensation Committee consisted of Neil Flanzraich, Chairman, Glenn L. Halpryn, and John B. Harley, M.D. On April 19, 2006, Mr. Flanzraich resigned from the Board of Directors and the Compensation Committee. On August 9, 2006, Fernando L. Fernandez and Mark W. Durand were each appointed to the Compensation Committee and Mr. Halpryn was appointed Chairman of the Compensation Committee and, since such time, Messrs. Halpryn, Durand and Fernandez and Dr. Harley have comprised the Compensation Committee. The Compensation Committee met four times during the 2006 fiscal year. The Compensation Committee establishes and implements compensation policies and programs for executives of the Company, including the Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below), and recommends the compensation arrangements for executive management and directors. It also serves as the Stock Option Committee for the purpose of making grants of options under both of the Company’s stock option plans. As permitted by the rules of the American Stock Exchange, the Compensation Committee does not operate under a written charter.

Director Nominations.    As a “controlled company,” the Board of Directors is not required to, and does not, have a nominating committee. The Board of Directors believes that it is appropriate for the Company to not have a nominating committee because Teva, indirectly through its wholly-owned IVAX subsidiary, owns approximately 72% of the issued and outstanding Common Stock and is in a position to control the election of the Company’s directors. The Board of Directors of the Company, together with the executive management and board of directors of Teva, performs the function of identifying and evaluating director nominees for the Company. The Board of Directors does not consider director nominees recommended by stockholders of the Company, other than those identified by Teva. While the Board of Directors has not established specific, minimum qualifications, qualities or skills that a director nominee is required to have, the Board of Directors generally considers: (i) the size of the Board of Directors best suited to fulfill its responsibilities, (ii) the overall composition of the membership of the Board of Directors to ensure that the Board of Directors has the requisite expertise and consists of persons with sufficiently diverse backgrounds and (iii) the reputation, independence, integrity, education, and business, strategic and financial skills of director nominees. Each of the nominees for election as a director named in this Proxy Statement was unanimously recommended by the full Board of Directors for submission to the stockholders of the Company as the Board of Directors’ nominees.

Stockholder Communications with the Board of Directors.    The Board of Directors has provided a process for stockholders of the Company to send communications to the Board of Directors or to a particular director. Any stockholder who wishes to communicate with the Board of Directors or any particular director may do so by sending all such communications in writing, via United States mail, postage prepaid, to: Secretary, IVAX Diagnostics, Inc., 2140 North Miami Avenue, Miami, Florida 33127. Each stockholder writing should include a statement indicating that the sender is a stockholder of the Company and should specify whether the communication is directed to the entire Board of Directors or to a particular director. Company personnel will review all properly sent stockholder communications and will forward the communication to the director or directors to whom it is intended, attempt to handle the inquiry directly if it relates to a routine or ministerial matter or not forward the communication if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

Code of Ethics.    The Board of Directors has adopted a Code of Conduct and Ethics, which applies to all of the Company’s directors, officers and employees, and a code of ethics, also known as a Senior Financial Officer Code of Ethics, which applies to the Company’s principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Code of Conduct and Ethics and the Senior Financial Officer Code of Ethics are posted in the “Investor Relations” section of the Company’s Internet web site at www.ivaxdiagnostics.com. If the Company makes an amendment to, or grants a waiver with respect to, any provision of the Senior Financial Officer Code of Ethics, then the Company intends to disclose the nature of such amendment or waiver by posting it in the “Investor Relations” section of the Company’s Internet web site at www.ivaxdiagnostics.com or by other appropriate means as required or permitted under the applicable regulations of the Securities and Exchange Commission and rules of the American Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% stockholders to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to the Company and written representations from directors and executive officers of the Company that no other reports were required, the Company believes that its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them for the year ended December 31, 2006.

Compensation Committee Interlocks and Insider Participation.    Neil Flanzraich, who, as described in further detail in “Corporate Governance—Compensation Committee” above, served as the Chairman of the Compensation Committee from January 1, 2006 until his resignation from the Board of Directors and Compensation Committee on April 19, 2006, served as the Vice Chairman and President of IVAX from May 1998 until January 2006. See “Certain Relationships and Related Transactions—Transactions with Related Persons” below for a description of certain transactions between IVAX, Teva and the Company.

PROPOSAL FOR ELECTION OF DIRECTORS

Nominees for Election as Director

The Company’s Bylaws provide that the Board of Directors shall consist of no less than one director. The Board of Directors currently consists of eight directors divided into three classes, each of which has a three year term, which terms expire in annual succession. A total of three directors will be elected at the Annual Meeting, each of whom will be elected for a term expiring in 2010. Teva has advised the Company that it will vote all shares of Common Stock owned by it in favor of all of the nominees. If any nominee is unable to serve, which the Board of Directors has no reason to expect, Teva has advised the Company that it will vote all shares of Common Stock owned by it for the other named nominees and for the person, if any, who is designated by the Board of Directors to replace such nominee. Accordingly, election of the nominees nominated by the Board of Directors is assured.

The following table sets forth the names and ages of the director nominees and the year during which their terms of office will expire. Each director nominee is a current director of the Company who has been nominated for re-election at the Annual Meeting.

Name	Age	Term of Office
Itzhak Krinsky, Ph.D.	55	2010

Fernando L. Fernandez	46	2010

Glenn L. Halpryn	46	2010

The following list contains certain information with respect to the director nominees, including the principal occupation or employment for at least the previous five years and his or her positions or offices at the Company or its subsidiaries—Delta Biologicals, S.r.l. (“Delta”), Diamedix Corporation (“Diamedix”) and ImmunoVision.

Itzhak Krinsky, Ph.D., age 55, has served as Chairman of the Company’s Board of Directors since April 2006. He has served as Corporate Vice President for Business Development of Teva since May 2005. Dr. Krinsky was a managing director with The Silverfern Group, Inc. from January 2003 until February 2005 and until joining Teva a managing director with Trenwith Securities, LLC, both investment banking boutiques in New York City. From July 2001 until December 2002, Dr. Krinsky was a managing director of I. Krinsky, Financial & Investment Consulting in New York City and, from January 1998 until May 2001, a senior strategist with the Investment Banking Research and Strategy Group of Bankers Trust (the predecessor of Deutsche Bank Securities) and later a managing director in the Acquisition and Corporate Advisory Group of Deutsche Bank Securities in New York City. Dr. Krinsky’s academic career includes a position as Professor of Finance & Business Economics, Michael G. DeGroote School of Business, McMaster University, Canada and as a visiting professor in Institute for International Studies and Training of Japan, Kamiide, Japan, Nankai University, Tianjin The Peoples Republic of China and the Leonard N. Stern School of Business at New York University as well as extensive publications in leading academic journals. Dr. Krinsky is currently a member of the boards of Can-fite Biopharma Ltd. and Advanced Vision Technology (A.V.T.) Ltd. He received his B.A. and M.A. in economics from Tel Aviv University in 1976 and 1978, respectively, and his Ph.D. in economics from McMaster University in 1983.

Fernando L. Fernandez, age 46, has served as a director of the Company since April 2005. Mr. Fernandez serves as Senior Vice President-Finance, Chief Financial Officer, Treasurer and Secretary of Continucare Corporation. Mr. Fernandez, a certified public accountant, served as Senior Vice President-Finance, Chief Financial Officer, Treasurer and Secretary of Whitman Education Group, Inc. from 1996 until 2003. From 1991 to 1996 and for a brief period after his service at Whitman Education Group, Inc., Mr. Fernandez served as Chief Financial Officer of several private investment entities owned by Phillip Frost, M.D. Prior to 1991, Mr. Fernandez served as Audit Manager for PricewaterhouseCoopers LLP (formerly Coopers & Lybrand) in Miami, Florida.

Glenn L. Halpryn, age 46, has served as a director of the Company since December 2002. Mr. Halpryn has been Chief Executive Officer of Transworld Investment Corporation since June 2001 and the President of Chelsea Management Corporation since September 2004. From April 2001 through December 2006, Mr. Halpryn served as Chairman of the Board of Directors and President of Orthodontix, Inc, a public acquisition company whose business combination was effected in December 2006 with Protalix, Ltd. Since January 1987, Mr. Halpryn has been a portfolio manager of International Venture Capital, Ltd. Since February 1987, Mr. Halpryn has been the President of United Security Corporation, a broker-dealer registered with the NASD. Since 1984, Mr. Halpryn has been engaged in real estate investment and development activities, including the management, finance and leasing of commercial real estate. From 1984 through June 2001, Mr. Halpryn served as Vice President of Transworld Investment Corporation. From April 1988 through June 1998, Mr. Halpryn was Vice Chairman of Central Bank, a Florida state-chartered bank. From November 1995 through April 1998, Mr. Halpryn served as Chairman and President of Embassy Acquisition Corp. From June 1992 through May 1994, Mr. Halpryn served as the Vice President, Secretary and Treasurer and as a director of Frost Hanna Halpryn Capital Group, Inc., a “blank check” company whose business combination was effected in May 1994 with Sterling Healthcare Group, Inc. Mr. Halpryn is also the acting Chairman of the Board of Directors and acting President of Getting Ready Corporation, a public acquisition company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR

Directors Continuing in Office

The following list contains certain information with respect to the directors continuing in office, including the principal occupation or employment for at least the previous five years and his positions or offices at the Company or its subsidiaries.

Mark W. Durand, age 48, has served as a director of the Company since April 2006. Since 2004, Mr. Durand has served as Chief Financial Officer and Senior Vice President, Finance and Business Development of Teva North America. From 1987 to 2004, Mr. Durand served in various executive management roles in finance, business development and general management at Bristol-Myers Squibb Company, including in 2002 as Vice President—Finance and Business Development and in 2004 he was also appointed Vice President—Specialty Pharmaceuticals. Mr. Durand also currently serves as a member of the Board of the Dartmouth Graduate School Alumni Association. Mr. Durand received a B.S. from Duke University, M.S. from Dartmouth College and M.B.A. from the University of Chicago.

Giorgio D’Urso, age 72, has served as the Company’s President and Chief Executive Officer and as a director since the merger with the pre-merger IVAX Diagnostics in 2001 and had served in the same capacities with the pre-merger IVAX Diagnostics since 1996. He has served as President and Chief Executive Officer of Diamedix since 1993, President of Delta since 1980, and President of ImmunoVision since 1995. He has over 37 years of diagnostics industry experience. Mr. D’Urso founded Delta and was its Managing Director from 1980 to 1998. From 1976 to 1980, Mr. D’Urso founded and served as the General Manager of Menarini Diagnostici, Florence, Italy, a division of Menarini S.A.S. Mr. D’Urso also founded and supervised Menarini Diagnosticos S.A. in Spain. From 1974 to 1976, Mr. D’Urso served as the Marketing Manager of the diagnostic division of SmithKline & French S.P.A. in Milan, Italy. From 1969 to 1974, Mr. D’Urso served as the Marketing Manager of Laboratori Travenol S.P.A. in Rome, Italy.

Richard S. Egosi, age 45, has served as a director of the Company since April 2006. Since 1999, Mr. Egosi has served as Senior Vice President and General Counsel of Teva North America, overseeing the legal function for the Teva group of companies in North America. From 1995 to 1999, Mr. Egosi served as Associate General Counsel of Teva. From 1988 to 1995, Mr. Egosi was an attorney in private practice. Mr. Egosi received a J.D. and M.B.A. from Emory University.

John B. Harley, M.D., age 57, has served as a director of the Company since the merger with the pre-merger IVAX Diagnostics in 2001. He has held various positions at the University of Oklahoma Health Sciences Center since 1982. In the Department of Medicine, his positions include Chief of Rheumatology, Allergy and Immunology Section and Vice Chair for Research, George Lynn Cross Research Professor (1999 to present), James R. McEldowney Chair in Immunology and Professor of Medicine (1992 to present), Associate Professor (1986 to 1992) and Assistant Professor (1982 to 1986). Since 1996, Dr. Harley has been an Adjunct Professor in the Department of Pathology. In the Department of Microbiology, Dr. Harley has served as Adjunct Professor (1992 to present), Adjunct Associate Professor (1988 to 1992) and Adjunct Assistant Professor (1983 to 1988). Since 1982, Dr. Harley has also been associated with the Oklahoma Medical Research Foundation’s Arthritis and Immunology Program as Program Head (1999 to present), Member (1998 to present), Associate Member (1989 to present), Affiliated Associate Member (1986 to 1989) and Affiliated Assistant Member (1982 to 1986). Dr. Harley has also served as a Staff Physician (1982, 1984 to 1987 and 1992 to present) and a Clinical Investigator (1987 to 1992), Immunology Section, Medical Service at the Veterans Affairs Medical Center, Oklahoma City, Oklahoma. In 1981 and 1982, Dr. Harley was a Postdoctoral Fellow in Rheumatology with the Arthritis Branch of the National Institute of Arthritis, Diabetes and Digestive and Kidney Diseases, National Institute of Health, Bethesda, Maryland. He was also a Clinical Associate at the Laboratory of Immunoregulation, National Institute of Allergy and Infectious Diseases, National Institutes of Health, Bethesda, Maryland from 1979 to 1982. Dr. Harley is also the Secretary and Treasurer of JK Autoimmunity.

Jose J. Valdes-Fauli, age 55, has served as a director of the Company since December 2002. From 2004 through December 2006, Mr. Valdes-Fauli served as the President and Chief Executive Officer of Beach Bank. From 1998 to 2003, Mr. Valdes-Fauli was the President and Chief Executive Officer of Colonial Bank—South Florida Region, an affiliate of Colonial BancGroup. Mr. Valdes-Fauli has been involved in the banking industry for over 30 years. He is a member of the Florida International University Foundation Board of Directors. He is also Director Emeritus of the Florida Grand Opera and a director of the Bass Museum of Art, the Concert Association of Florida and the Mercy Hospital Foundation. Mr. Valdes-Fauli is also a member of the Advisory Board of New Hope Charities, Inc. and a member of the Miami-Dade County Cultural Affairs Council.

Identification of Executive Officers

The following individuals are executive officers of the Company.

Name	Age	Position
Giorgio D’Urso	72	Chief Executive Officer, President and Director

Duane M. Steele	56	Vice President—Business Development

Mark S. Deutsch	44	Chief Financial Officer and Vice President—Finance

All officers serve until they resign or are replaced or removed at the pleasure of the Board of Directors.

The following additional information is provided for the executive officers shown above who are not directors of the Company or nominees for directors.

Duane M. Steele, age 56, has served as the Company’s Vice President—Business Development since the merger with the pre-merger IVAX Diagnostics in 2001 and had served in the same capacity with the pre-merger IVAX Diagnostics since 1996. He joined Diamedix in 1995 and has over 29 years of diagnostics industry experience. He has served as the Chief Operating Officer of Diamedix since 1997. From 1995 to 1997, he served as Vice President—Business Development of Diamedix. From 1990 to 1994, he served as President and Chief Executive Officer of LaserCharge, Inc. in Austin, Texas. From 1988 to 1989, Mr. Steele was the General Manager of Austin Biological Laboratories, Inc. From 1972 to 1987, Mr. Steele held a variety of positions with Kallestad Diagnostics, Inc., including Senior Vice President.

Mark S. Deutsch, age 44, has served as the Company’s Chief Financial Officer and Vice President—Finance since the merger with the pre-merger IVAX Diagnostics in 2001 and had served in the same capacities with the pre-merger IVAX Diagnostics since 1996. He has served as the Vice President—Finance of Diamedix since 1993 and has 13 years of diagnostics industry experience. From 1988 to 1993, Mr. Deutsch held various positions including Accounting Manager of IVAX and Controller of certain subsidiaries of IVAX. From 1985 to 1988, Mr. Deutsch worked for Arthur Andersen & Co. as a Senior Accountant.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons.    During 2006, the Company had a policy for the review of transactions in which the Company was a participant, the amount involved exceeded $120,000 and any of the Company’s directors or executive officers, or their immediate family members, had a direct or indirect material interest. Any such related person transaction was to be for the benefit of the Company and upon terms no less favorable to the Company than if the related person transaction was with an unrelated party. While this policy was not in writing during 2006, the Chief Financial Officer was responsible for maintaining a list of all existing related person transactions. During 2006, no related person transaction occurred where this policy was not followed.

In March 2007, the Board of Directors adopted a written policy for the review and pre-approval or ratification, as applicable, of transactions in which the Company was a participant, the amount involved exceeded $120,000 and any of the Company’s directors or executive officers, or any of their immediate family members, had a direct or indirect material interest. This policy requires the Audit Committee’s review and pre-approval, or ratification if pre-approval is not feasible, of any such related person transaction. When considering a related person transaction under this policy, the Audit Committee analyzes the following factors, in addition to any other factors it deems appropriate: whether the terms of the related person transaction are fair to the Company; whether the related person transaction is material to the Company; the role the related person has played in arranging the related person transaction; the structure of the related person transaction; and the interest of the related person in the related person transaction.

Transactions with Related Persons.    Upon completion of the merger of the pre-merger IVAX Diagnostics, the Company entered into a registration rights agreement with IVAX, the Company’s approximately 72% stockholder which, on January 26, 2006, merged into a wholly-owned subsidiary of Teva. The registration rights agreement required the Company to file a registration statement on Form S-3 (at any time after one year, and before the earlier of five years, following the completion of the merger of the pre-merger IVAX Diagnostics or such time at which all the shares of the Company’s Common Stock owned by IVAX can be sold in any three-month period without registration) to register not less than $1.0 million of the Company’s Common Stock owned by IVAX. Additionally, IVAX was permitted to “piggyback” on registrations initiated by the Company or other holders exercising similar demand registration rights. The registration rights agreement expired on March 15, 2006.

In connection with the merger of the pre-merger IVAX Diagnostics, the Company entered into a shared services agreement with IVAX pursuant to which IVAX would continue to provide administrative and management services previously provided by IVAX to the pre-merger IVAX Diagnostics prior to the merger of the pre-merger IVAX Diagnostics at IVAX’ cost plus 15% for a period of three months. These services may include payroll, including printing paychecks and making associated tax filings; treasury, including cash management services such as disbursements, receipts, banking and investing; insurance, including procuring and administering policies; human resources, including administering employee benefits and plans; financial reporting, including public reports and income taxes; and information systems, including network and website hosting, phone and data systems, software licenses and information systems support.

In connection with the merger of the pre-merger IVAX Diagnostics, the Company entered into a use of name license with IVAX that grants the Company a non-exclusive, royalty free license to use the name “IVAX.”

IVAX may terminate the license upon 90 days’ written notice. Upon termination of the agreement, the Company must take all steps reasonably necessary to change its name as soon as practicable. If IVAX abandons its use of the name, IVAX must transfer all rights to the name to the Company. The termination of this agreement by IVAX could have a material adverse affect on the Company’s ability to market its products and on the Company.

Prior to, and for a short time after, Teva’s acquisition of IVAX, the Company, as a subsidiary of IVAX, had directors and officers insurance as well as property insurance coverage that fell within the scope of IVAX’ directors and officers insurance and property insurance policies. In 2006, the Company purchased its own directors and officers insurance and property insurance policies and, accordingly, no longer falls within the scope of Teva’s or IVAX’ directors and officers insurance or property insurance policies.

Giulio D’Urso, the son of the Company’s Chief Executive Officer and President, has been engaged by the Company’s subsidiaries and the Company for total annual compensation of $164,792. Due to currency exchange rate fluctuations, this amount of compensation may vary from year-to-year.

Compensation Discussion and Analysis

Overview of Compensation Program.    The Compensation Committee administers the compensation program for the Company’s executive officers. The Compensation Committee reviews and determines all executive officer compensation, administers the Company’s equity incentive plans (including reviewing and approving grants to the Company’s executive officers), makes recommendations to shareholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs.

The Board of Directors determines the Compensation Committee’s membership. Glenn L. Halpryn, Chairman, Mark W. Durand, Fernando L. Fernandez and John B. Harley, M.D., comprise the Compensation Committee. The Compensation Committee meets at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent.

The Company’s executive officers, each of whom is included in the Summary Compensation Table below, are: Giorgio D’Urso, Chief Executive Officer, President and Director; Duane M. Steele, Vice President—Business Development; and Mark S. Deutsch, Chief Financial Officer and Vice President—Finance. Throughout this Proxy Statement, these individuals are referred to collectively as the “Named Executive Officers.”

Compensation Philosophy and Objectives.    The Company’s compensation program for the Named Executive Officers has historically consisted of a base salary, an annual cash incentive program and periodic grants of stock options. The Compensation Committee believes that the most effective executive officer compensation program is one that is designed to align the interests of the Named Executive Officers with those of the stockholders by compensating the Named Executive Officers in a manner that advances both the short- and long-term interests of the Company and its stockholders. The Compensation Committee believes that the Company’s compensation program for the Named Executive Officers is appropriately based upon the performance of the Company, the performance and level of responsibility of the Named Executive Officer and market data regarding the value of the executive officer’s position at comparable companies.

Role of Executive Officers in Compensation Decisions.    The Compensation Committee makes all compensation decisions for the Named Executive Officers and approves recommendations regarding equity awards to all employees of the Company. The Chief Executive Officer annually reviews the performance of each of the Named Executive Officers (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including those with respect to setting and adjusting base salary, annual cash incentive awards and stock option awards, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying upward or downward any recommended amounts or awards to the Named Executive Officers. In 2006, the Compensation Committee did not exercise this discretion.

Named Executive Officer Compensation Components.    For the 2006 fiscal year, base salary was the principal component of compensation for the Named Executive Officers, as the Company’s compensation program for the Named Executive Officers did not include an annual cash incentive program or long-term equity incentive compensation.

Base Salary.    The Compensation Committee believes that the base salaries offered by the Company are competitive based on a review of market practices and the duties and responsibilities of each Named Executive Officer. In setting base salaries, the Compensation Committee periodically examines market compensation levels and trends observed in the market for executives of comparable experience and skills. In addition to examining market compensation levels and trends, the Compensation Committee makes base salary decisions for the Named Executive Officers based on an annual review by the Compensation Committee with input and recommendations from the Chief Executive Officer. The Compensation Committee’s review includes, among other things, the functional and decision-making responsibilities of each position, the significance of the Named Executive Officer’s specific area of individual responsibility to the Company’s financial performance and achievement of overall goals and the contribution, experience and work performance of each Named Executive Officer. The Chief Executive Officer is party to an employment agreement with the Company, which establishes his minimum base salary of $348,519. This employment agreement is more fully described under the Potential Payments upon Termination or Change-in-Control Table below. In addition to the minimum base salary established by this employment agreement, when determining the Chief Executive Officer’s base salary, the Compensation Committee makes an assessment of Mr. D’Urso’s past performance as Chief Executive Officer and its expectations as to his future contributions to the Company, as well as the factors described above for the other Named Executive Officers, including examining market compensation levels and trends and evaluating his individual performance and the Company’s financial condition, operating results and attainment of strategic objectives. While the Chief Executive Officer’s 2006 base salary did not change from 2005, the other Named Executive Officers’ 2006 base salaries increased 5% from 2005.

Annual Cash Incentive Program.    The Compensation Committee believes that the Company’s annual incentive program should be utilized to promote high performance and achievement of shorter-term corporate strategic goals and initiatives and encourage the growth of stockholder value. Accordingly, in 2006, the Company’s compensation program for the Named Executive Officers did not include an annual cash incentive program, primarily as a result of the overall position of the Company not meeting its financial targets as the Compensation Committee had expected. In prior years, however, the Company’s annual incentive program has been a cash bonus plan which was tied to the achievement of pre-established, objective Company-wide annual financial performance goals. These goals were established each year during the Company’s annual budget cycle. The annual incentive program was designed to promote high performance and achievement of shorter-term corporate strategic goals and initiatives, encourage the growth of stockholder value and allow the Named Executive Officers to participate in the growth and profitability of the Company.

Long-Term Equity Incentive Compensation.    In 2006, the Company’s compensation program for the Named Executive Officers did not include long-term equity incentive compensation. In prior years, however, the Company’s long-term equity incentive compensation program has provided an opportunity for the Named Executive Officers to increase their stake in the Company through grants of options to purchase shares of the Company’s Common Stock and encouraged the Named Executive Officers to focus on long-term Company performance by aligning the Named Executive Officers’ interests with those of the Company’s stockholders, since the ultimate value of such compensation is directly dependent on the stock price. In prior years, the Compensation Committee’s grant of stock options to the Named Executive Officers has been partly discretionary based upon an assessment of the individual Named Executive Officer’s contribution to the success and growth of the Company and partly tied to the achievement of pre-established, objective Company-wide annual financial performance goals. The discretionary component of decisions by the Compensation Committee regarding grants of stock options to the Named Executive Officers (other than the Chief Executive Officer) have been generally made based upon the recommendation of the Chief Executive Officer, the level of the Named Executive Officer’s position with the Company, an evaluation of the Named Executive Officer’s past and expected future performance and the number of outstanding and previously granted stock options to the Named Executive Officer.

Compensation of Named Executive Officers

Summary Compensation Table—2006

The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Named Executive Officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Giorgio D’Urso, Chief Executive Officer	2006	$348,519	—	—	—	—	—	—	$348,519

Duane M. Steele, Vice President—Business Development	2006	$179,038	—	—	$23,730	—	—	$5,371	$208,139

Mark S. Deutsch, Chief Financial Officer	2006	$125,327	—	—	$12,520	—	—	$3,760	$141,607

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007. There were no forfeitures during 2006. The amount also includes the effect of a cumulative effect adjustment recorded as a result of the change in classification of certain stock options to a liability award grant in accordance with FAS 123(R), as well as fair value adjustments that occurred during the fiscal year ended December 31, 2006 to that liability award.
(2)	Represents the amount of matching contributions made by the Company to the IVAX Diagnostics, Inc. Employee Savings Plan for the benefit of the Named Executive Officer. The Company makes matching contributions to the IVAX Diagnostics, Inc. Employee Savings Plan for the benefit of all participating employees of the Company and its subsidiaries located in the United States.

During the year ended December 31, 2006, the Company’s compensation program for the Named Executive Officers did not include any equity or non-equity incentive compensation plans and there were no grants of stock option awards to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End—2006

The following table sets forth certain information regarding equity-based awards held by the Named Executive Officers as of December 31, 2006.

	Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Giorgio D’Urso	—	—		—	—	—

Duane M. Steele	—	50,000	(1)	—	$3.00	3/14/08
	5,117	5,116	(2)	—	$7.12	3/17/11
	10,000	—		—	$4.35	7/13/15

Mark S. Deutsch	—	30,000	(1)	—	$3.00	3/14/08
	2,558	2,558	(2)	—	$7.12	3/17/11
	10,000	—		—	$4.35	7/13/15

(1)	Vests the day before the expiration date; provided, however, that if the option holder purchases on the open market a number of shares of the Company’s Common Stock equal to 20% of the total number of shares of the Company’s Common Stock underlying the option award, then the option award fully vests.
(2)	Vests equally on each of March 17, 2007 and March 17, 2008.

During the year ended December 31, 2006, there were no stock option exercises by the Named Executive Officers.

Potential Payments upon Termination or Change-in-Control

The following table sets forth certain information with respect to compensation that would become payable if the Named Executive Officers had ceased employment under the various circumstances below. The amounts shown assume that such cessation of employment was effective as of December 31, 2006. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

		Before Change in Control	After Change in Control
Name	Benefit	Termination without Cause	Termination without Cause
Giorgio D’Urso(1)	Base Salary	$1,098,074	$1,098,074
Duane M. Steele	—	—	—
Mark S. Deutsch	—	—	—

(1)	On October 1, 1998, the pre-merger IVAX Diagnostics entered into a five-year employment agreement with Giorgio D’Urso, Chief Executive Officer and President, at a base annual salary of $348,519, with discretionary annual adjustments. The Company assumed this employment agreement in the merger of the pre-merger IVAX Diagnostics with b2bstores.com Inc. The Company has extended the term of Mr. D’Urso’s employment agreement until February 24, 2010. Mr. D’Urso’s employment may be terminated with or without cause at any time upon written notice. For a termination without cause, the Company must pay Mr. D’Urso his then current annual base salary in installments for the remainder of the employment term. While employed by the Company and for a two-year period thereafter, Mr. D’Urso cannot employ or contract with any current or former employees of the Company, except former employees who have not been employed by the Company for more than one year.

Compensation of Directors

The Compensation Committee recommends director compensation to the Board of Directors based on factors it considers appropriate, market conditions and trends and the recommendations of management. In 2006, each of the Company’s non-employee directors received a cash retainer of $15,000 for his service on the Board of Directors. Additionally, each member of the Audit Committee and each member of the Compensation Committee received cash retainers of $5,000 and $2,500, respectively, for his service on such committees during 2006. In addition to cash compensation, each of the Company’s non-employee directors was awarded a grant of options to purchase 25,000 shares of the Company’s Common Stock under the Company’s 1999 Performance Equity Plan with an exercise price of $1.56 per share, which was the closing price of the Company’s Common Stock on the American Stock Exchange on September 19, 2006, and which fully vested immediately upon grant. Directors who are employed by the Company, Teva or Teva North America do not receive any compensation for their service on the Board or the committees of the Board.

Director Compensation—2006

The following table sets forth certain information regarding the compensation paid to the Company’s non-employee directors for their service during the fiscal year ended December 31, 2006.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Mark W. Durand	—	—	—	—	—	—		—
Richard S. Egosi	—	—	—	—	—	—		—
Fernando L. Fernandez	$22,500	—	$28,750	—	—	—		$51,250
Neil Flanzraich(2)	—	—	—	—	—	—		—
Phillip Frost, M.D.(2)	—	—	—	—	—	—		—
Glenn L. Halpryn	$22,500	—	$28,750	—	—	—		$51,250
John B. Harley, M.D.	$17,500	—	$28,750	—	—	$24,000	(3)	$70,250
Jane H. Hsiao, Ph.D.(2)	—	—	—	—	—	—		—
Itzhak Krinsky, Ph.D.	—	—	—	—	—	—		—
Jose J. Valdes-Fauli	$20,000	—	$28,750	—	—	—		$48,750

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007. There were no forfeitures during 2006. The grant date fair value of the stock option awards computed in accordance with FAS 123(R) is $28,750 for each of Messrs. Fernandez, Halpryn and Valdes-Fauli and Dr. Harley. The table below sets forth the aggregate number of stock options of each non-employee director who owns options to purchase shares of the Company’s Common Stock as of December 31, 2006:

Name	Stock Options
Fernando L. Fernandez	50,000
Glenn L. Halpryn	100,000
John B. Harley, M.D.	75,000
Jose J. Valdes-Fauli	85,000

(2)	Each of Mr. Flanzraich and Drs. Frost and Hsiao served on the Board of Directors until their resignation from the Board on April 19, 2006.
(3)	Represents the aggregate dollar amount earned by Dr. Harley during 2006 under that certain oral consulting agreement between Dr. Harley and ImmunoVision, pursuant to which Dr. Harley is paid $2,000 per month to provide ImmunoVision with technical guidance and business assistance on an as-needed basis.

AUDIT COMMITTEE REPORT

During the 2006 fiscal year, the Audit Committee consisted of Jose J. Valdes-Fauli, Chairman, Fernando L. Fernandez and Glenn L. Halpryn.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and the Company’s independent auditors for the fiscal year ended December 31, 2006, PricewaterhouseCoopers LLP (“PwC”).

The Audit Committee also discussed with the independent auditors matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent auditors their independence from the Company. When considering PwC’s independence, the Audit Committee considered whether their provision of services to the Company was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s review and these meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K.

Submitted by the Members of the Audit Committee:

Jose J. Valdes-Fauli, Chairman

Glenn L. Halpryn

Fernando L. Fernandez

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to the Company by PwC, the Company’s principal accountant for the fiscal year ended December 31, 2006, and Ernst & Young LLP (“E&Y”), the Company’s principal accountant for the fiscal year ended December 31, 2005.

	For the years ended December 31,
	2006	2005
Audit Fees	$330,600	$280,000
Audit-Related Fees	—	65,600
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$330,600	$345,600

In the table above, pursuant to their definitions under the applicable regulations of the Securities and Exchange Commission, “audit fees” are fees for professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements and primarily include accounting consultations and audits in connection with potential acquisitions; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services to be performed by the Company’s principal accountant, except in those instances which do not require such pre-approval pursuant to the applicable regulations of the Securities and Exchange Commission. The Audit Committee has established policies and procedures for its pre-approval of audit services and permitted non-audit services and, from time to time, the Audit Committee reviews and revises its policies and procedures for pre-approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates, as of June 27, 2007, information about the beneficial ownership of the Company’s Common Stock by (1) each of the Company’s directors, (2) each Named Executive Officer, (3) all of the Company’s directors and executive officers as a group and (4) each person who the Company knows beneficially owns more than 5% of its Common Stock. All such shares were owned directly with sole voting and investment power unless otherwise indicated.

Name	Shares (#)(1)		Percent of Class (%)
Teva Pharmaceutical Industries Limited IVAX Corporation c/o Teva Pharmaceuticals USA, Inc. 425 Privet Road P.O. Box 1005 Horsham, PA 19044	20,000,000		72.3%
Giorgio D’Urso	324,000	(2)	1.2%
Duane M. Steele	77,674	(3)	*
Mark S. Deutsch	31,837	(4)	*
Fernando L. Fernandez	50,000	(5)	*
Glenn L. Halpryn	100,000	(6)	*
John B. Harley, M.D.	75,000	(7)	*
Jose J. Valdes-Fauli	85,000	(8)	*
Itzhak Krinsky, Ph.D.	—		—
Mark W. Durand	—		—
Richard S. Egosi	—		—
All directors and executive officers as a group (10 persons)	743,511		2.7%

*	Represents beneficial ownership of less than 1%.
(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.
(2)	Includes 9,000 shares of Common Stock owned by Mr. D’Urso’s wife. Mr. D’Urso disclaims beneficial ownership of the shares of Common Stock owned by his wife.
(3)	Includes options for 17,674 shares of Common Stock granted to Mr. Steele.
(4)	Includes options for 13,837 shares of Common Stock granted to Mr. Deutsch.
(5)	Includes options for 50,000 shares of Common Stock granted to Mr. Fernandez.
(6)	Includes options for 100,000 shares of Common Stock granted to Mr. Halpryn.
(7)	Includes options for 75,000 shares of Common Stock granted to Dr. Harley.
(8)	Includes options for 85,000 shares of Common Stock granted to Mr. Valdes-Fauli.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than those referred to in the accompanying Notice of Meeting, to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named as proxy holders will have the discretion to vote any shares of Common Stock for which they hold proxies in accordance with their best judgment. If for any reason any of the nominees for election to the Board of Directors is not available as a candidate for director, the persons named proxy holders will vote any shares of Common Stock for which they hold proxies for such other candidate or candidates as may be nominated by the Board of Directors.

INDEPENDENT PUBLIC ACCOUNTANTS

PwC served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. E&Y acted as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005. On April 19, 2006, the Company notified E&Y that effective immediately the Company decided to discontinue its engagement of E&Y as the Company’s independent registered public accounting firm and the Company appointed PwC as its new independent registered public accounting firm for the fiscal year ended December 31, 2006 effective immediately. The decisions to discontinue its engagement of E&Y and to appoint PwC were made and approved by the Audit Committee.

The audit report of E&Y on the Company’s financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2005 and the subsequent interim period through April 19, 2006, the Company had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports. In addition, during that time, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal year ended December 31, 2005 and the subsequent interim period through April 19, 2006, the Company did not consult with PwC regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the next annual meeting of the Company, expected to be held in August 2008, and to be included in the Company’s proxy statement and form of proxy for that meeting must be in writing and in compliance with applicable rules and regulations and received by the Secretary of the Company at its main offices at 2140 North Miami Avenue, Miami, Florida 33127 no later than March 8, 2008. In addition to any other applicable requirements, for a stockholder to properly present any proposal at the next annual meeting of the Company, but not to be included in the Company’s proxy statement and form of proxy for that meeting, the proposal must be in writing and in compliance with the Company’s Bylaws and received by the Secretary of the Company at its main offices, as listed above, no earlier than March 8, 2008 and no later than May 7, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Deutsch,

Secretary

July 2, 2007

Appendix A

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

PROXY

This Proxy is solicited on behalf of the Board of Directors of IVAX Diagnostics, Inc.

I (whether one or more of us) appoint Giorgio D’Urso and Duane Steele, and each of them separately, as my proxies, each with the power to appoint his substitute, and authorize each of them to vote as designated on the reverse side, all of my shares of Common Stock of IVAX Diagnostics, Inc. held of record by me at the close of business on June 27, 2007, at the Annual Meeting of Stockholders to be held on August 1, 2007, and at any postponement or adjournment of the meeting.

When properly executed and returned, this Proxy will be voted in the manner directed by me. If no direction is indicated, this Proxy will be voted “FOR” the election of all director nominees and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please complete, date and sign this Proxy on the reverse side, and mail it promptly in the enclosed envelope.

(continued and to be signed on other side)

A-1

(continued from other side)

The Board of Directors of IVAX Diagnostics, Inc. unanimously recommends a vote “FOR” all of the nominees for director:

1.	ELECTION OF DIRECTORS

FOR each nominee listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed	Name	Term of Office
☐	☐	Itzhak Krinsky, Ph.D. Fernando L. Fernandez Glenn L. Halpryn	2010 2010 2010

(INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through such nominee’s name.)

2.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

I acknowledge receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the August 1, 2007 meeting.

Dated: , 2007

Signature

Signature if held jointly

(Please date this Proxy and sign exactly as name or names appear on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. Postage is not necessary if mailed in the United States.

A-2